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                                                                    EXHIBIT 99.4

          BERKSHIRE HATHAWAY INC. AND GENERAL RE CORPORATION TO MERGE



OMAHA, Neb. and STAMFORD, Connecticut, June 19, 1998--Berkshire Hathaway Inc. and General Re Corporation announced today that they have reached a definitive agreement to merge.

Under the agreement, General Re shareholders will have the option at closing of accepting either 0.0035 Class A shares or 0.105 Class B shares of Berkshire.
The transaction is expected to be tax-free to General Re shareholders. Based on Thursday's closing prices, the value of the consideration to be received by General Re shareholders is approximately $276.50 per General Re share. The total consideration for the transaction will be approximately $22 billion. The merger will be accounted for by Berkshire as a purchase.

Pro forma for the transaction, Berkshire would have had GAAP net worth of approximately $56 billion, as of March 31, 1998, the highest of any company in the United States, and a market capitalization today of approximately $120 billion.

Ron Ferguson, Chairman and Chief Executive Officer of General Re, will join Berkshire's Board of Directors. General Re will operate independently of Berkshire's other insurance and reinsurance operations.

It is anticipated that the transaction, which is subject, among other thing, to regulatory approvals and the approvals of the two companies' shareholders, will be completed in the fourth quarter.

Under the terms of the agreement, General Re has agreed to grant Berkshire options to purchase, subject to certain terms, up to 19.9% of the outstanding General Re shares at the transaction price, subject to a cash limit of 3% of the aggregate consideration.

Warren Buffett, Chairman of Berkshire, commented: "The merger will bring more than $80,000 of investments to Berkshire for each Class A or Class A-equivalent share issued. That's beneficial, being nearly double the existing level, or, put another way, the merger brings more than $24 billion of additional investments to Berkshire.

"But the main attraction of the merger is synergy, a word that heretofore has never been used in listing the reasons for a Berkshire acquisition. In this transaction, however, there are at least four areas of powerful synergy, which Charles Munger, Berkshire's Vice Chairman, and I believe justify the premium price that Berkshire is paying.


"First, this transaction removes constraints on earnings volatility that have caused General Re, in the past, to decline certain attractive business and, in other cases, to lay off substantial amounts of the business that it does write. Because of both its status as a public company and its desire to maintain its AAA credit rating, General Re has, understandably, been unable to operate in a
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manner that could produce large swings in reported earnings.  As part of
Berkshire, this constraint will disappear, which will enhance both General Re's long-term profitability and its ability to write more business. Furthermore, General Re will be free to reduce its reliance on the retrocessional market over time, and thereby have substantial additional funds available for investment.

"Second, General Re has substantial opportunities to develop its global reinsurance franchise. As part of Berkshire, General Re will be able to make investments to grow its international business as quickly as it sees fit.

"Additionally, General Re will gain tax flexibility as a result of the merger. In managing insurance investments, it is a distinct advantage to know that large amounts of taxable income will consistently recur. Most insurance companies are in no position to make this assumption. Any Berkshire insurance subsidiary can fashion its investment strategy without worry as to the presence of taxable income in the future due to Berkshire's large and diverse streams of taxable income.

"Finally, Berkshire's insurance subsidiaries never need to worry about having abundant capital. Therefore, they can follow whatever asset strategy makes the most sense, unconstrained by the effect on the capital of the Company of a sharp market decline. Periodically, this flexibility has proven of enormous advantage to Berkshire's insurance subsidiaries.

"These synergies will be coupled with General Re's pristine worldwide reputation, long-standing client relationships and powerful underwriting, risk management and distribution capabilities. This combination virtually assures both Berkshire and General Re shareholders that they will have a better future than if the two companies operated separately."

Ron Ferguson stated: "I am very enthusiastic about our merger with Berkshire. The combined entity is a unique and extraordinary business model that provides us with the long-term commitment, the financial resources and the optimal platform to serve our clients and, thus, grow our franchise. General Re's future has never been brighter."


                                 * * *


Berkshire is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries.


                                 * * *


General Re Corporation is a holding company for global reinsurance and related risk management operations. It owns General Reinsurance Corporation and National Reinsurance Corporation, the largest professional property/casualty reinsurance group domiciled in the United
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States, and also holds a controlling interest in Kolnische Ruckversicherungs-
Gesellschaft AG (Cologne Re), a major international reinsurer. Together, General Re and Cologne Re transact reinsurance business as "General & Cologne Re".

In addition, General Re writes excess and surplus lines insurance through General Star Management Company, provides alternative risk solutions through Genesis Underwriting Management Company, provides reinsurance brokerage services through Herbert Clough, Inc., manages aviation insurance risks through United States Aviation Underwriters, Inc., and acts as a business development consultant and reinsurance intermediary through Ardent Risk Services, Inc. General Re also operates as a dealer in the swap and derivatives market through General Re Financial Products Corporation, and provides specialized investment services to the insurance industry through General Re-New England Asset Management, Inc.


                                 * * *

This press release contains forward looking statements with respect to management beliefs about the financial condition, results of operations and business of Berkshire and General Re after the merger, including statements relating to the: (a) benefits of removing constraints on General Re's earnings volatility, (b) growth of General Re's international business, (c) potential benefits to General Re from greater tax flexibility, (d) benefits of an unconstrained investment strategy, and (e) increased returns on General Re's investments. These forward looking statements involve certain risks and uncertainties, including the various risks and uncertainties described in General Re's 1997 Form 10-K and first quarter 1998 Form 10-Q. Factors that may cause actual results to differ material from those contemplated by such forward looking statements also include, among others, the following possibilities: (a) General Re's underwriting experience deteriorates, (b) General Re's investment returns are less than expected, and (c) General Re's premium growth is less than expected.

For additional information, please contact:

Berkshire Hathaway Inc.             General Re Corporation
-----------------------             ----------------------

Marc Hamburg  (402) 346-1400        Kate Stalfort    (203) 328-5780

                                    Deborah Nelson  (203) 328-6448